Exhibit 10.2

Summary of Executive Compensation Notification

Other Executive Officers

2014 Fiscal Year Compensation of Certain Other Named Executive Officers.

The Board of Directors also established and approved the 2014 fiscal year annual base salaries of our other named executive officers. The salaries and other compensation approved are as set forth below in Table II.

Table II

		Annual Base Salary	Discretionary Bonus Plan
Name	Office	(2014 Fiscal Year)	(2014 Fiscal Year)
Bill W. Wheat	Executive Vice President and CFO	$500,000	See Note II
Stacey H. Dwyer	Executive Vice President and Treasurer	$350,000	See Note II

Note II:

The Board of Directors may award discretionary bonuses to the executives listed in Table II above based on the performance of these executives. In addition, Mr. Wheat and Ms. Dwyer may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. Furthermore, if the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2014), then the Company will establish a liability to him or her equal to 10% of his or her annual base salary as of first day of the current fiscal year (for example October 1, 2013). This liability will accrue earnings in future years at a rate established by the administrative committee.